Exhibit 99.1

STARWOOD PROPERTY TRUST ANNOUNCES SPIN-OFF OF SINGLE-FAMILY RESIDENTIAL BUSINESS

- New public REIT, to be called Starwood Waypoint Residential Trust, will be one of the largest investors, owners and operators of U.S. single-family rental homes and non-performing residential mortgage loans -

- Affiliate of Starwood Capital Group to merge with Waypoint Real Estate Group; combined entity to manage Starwood Waypoint Residential Trust through a platform of over 570 people located in 13 offices throughout the United States -

GREENWICH, CONN. (October 31, 2013) — Starwood Property Trust (NYSE: STWD) today announced that its Board of Directors has unanimously approved a spin-off of its single-family residential business to its stockholders. The newly formed real estate investment trust (REIT), to be called Starwood Waypoint Residential Trust, will apply to list on the New York Stock Exchange and trade under the ticker symbol “SWAY.” Upon completion of the spin-off, SWAY will be one of the largest publicly traded investors, owners and operators of U.S. single-family rental homes and non-performing residential mortgage loans (“NPLs”) in the United States.

SWAY Management, an affiliate of Starwood Capital Group, will serve as the manager of SWAY. In connection with the spin-off, Waypoint Real Estate Group (“Waypoint”), a leading vertically integrated single-family rental operating platform, will merge with SWAY Management. Terms of the transaction were not disclosed.

As of September 30, 2013, Starwood Property Trust’s single-family residential portfolio, which will be owned and operated by SWAY following the completion of the spin-off, consisted of approximately 5,817 units in single-family homes and NPLs, totaling approximately $750 million of invested capital. SWAY will leverage Waypoint’s highly experienced management team, employees and industry-leading operating platform to manage the assets, convert NPLs to single-family homes for sale or rent and continue to maximize total shareholder return on equity and grow the portfolio in a highly selective fashion.

As part of the spin-off, Starwood Property Trust expects to contribute $100 million in cash to the anticipated unlevered balance sheet of SWAY to fund its growth and operations. In addition, at the time of the spin-off, SWAY also expects to have a fully committed financing line of credit with initial available borrowing capacity in excess of $400 million.  Together, the available cash and credit facility will provide SWAY with significant financial capacity to support its growth and operating plans.

“Starwood Property Trust took advantage of the housing cycle and acquired both single-family homes and NPLs at prices that we believe were at a significant discount to replacement cost in our select target markets dominated by Florida and Texas in an effort to achieve an attractive long-term total rate of return on our shareholder’s capital.  Recent third party valuation work suggests that the estimated fair value of our portfolio is between 1.10x and 1.20x our cost basis and we expect to provide updated third party valuations (NAVs) on at least an annual basis,” stated Barry Sternlicht, Starwood Property Trust’s Chairman and Chief Executive Officer. “Starwood Property Trust’s investment in the sector has now reached critical mass.  It has become a distinct business separate from our core lending platform, more closely resembling an equity play.”

Mr. Sternlicht continued: “With Waypoint’s best-in-class management team and deeply experienced operating platform, we are positioned to grow Starwood Waypoint Residential Trust, effectively manage our growing NPL operation and maximize the value of our single-family residential investments in the coming years. Together with Waypoint, we expect to create a portfolio focused on markets where scale, current yield and home price appreciation should provide our shareholders with a very attractive total rate of return that we believe is at least as compelling as returns available in other major real estate asset classes.  In addition, Starwood Property Trust expects to maintain its current dividend to its shareholders and to continue to deploy capital in a large pipeline of investment opportunities.”

Mr. Sternlicht will serve as Chairman of SWAY. Gary Beasley and Doug Brien, Waypoint’s current co-Chief Executive Officers, will serve as co-Chief Executive Officers of SWAY and Colin Wiel, Waypoint’s current Chief Investment Officer, will serve as Chief Investment Officer of SWAY.

Founded in 2009, Waypoint is an institutional pioneer in the single-family rental industry with an established history of success. With approximately 570 employees located in 13 regional offices across the country, Waypoint is one of the single-family rental sector’s largest and most seasoned operators. The vertically-integrated organization leverages an advanced technology-driven operating platform — the result of a four-year endeavor focused on efficiency, cost minimization and revenue optimization — as the foundation for its deal sourcing, underwriting, acquisition, renovation, leasing and various property management functions.

“The primary objective of Starwood Waypoint Residential Trust will be to generate attractive risk-adjusted returns for shareholders over the long-term by leveraging Starwood Capital Group’s real estate experience and Waypoint’s operational expertise and proven technology platform,” stated Mr. Beasley. “We look forward to helping build the industry’s premier single-family rental company.”

Mr. Brien commented: “This is a unique and highly complementary combination as it brings together Starwood’s impressive portfolio of single-family homes and NPLs, transaction experience, real estate expertise and access to capital with Waypoint’s industry-leading single-family rental operating platform and track record.”

Rick Magnuson, Founder and Executive Managing Director of GI Partners, Waypoint’s lead investor, commented: “In working closely with Waypoint, we have been consistently impressed by the management team and are pleased that Waypoint is taking the platform to the next level in the public market.”

Summary of Strategic Attributes:

SWAY will provide Starwood Property Trust stockholders with the opportunity to own a publicly traded REIT that possesses an industry-leading single-family rental operating platform and considerable long-term growth potential:

•                  Affiliation with Starwood Capital Group: Utilize Starwood Capital Group’s knowledge of residential real estate and established track record of distressed investing to guide our targeted approach in acquiring single-family homes and NPLs.

•                  Leading Vertically-Integrated Operating Platform: SWAY will benefit from a proven, vertically-integrated, scalable platform allowing it to effectively build and manage its growing portfolio of more than 5,817 single-family homes and NPLs. The Waypoint platform includes approximately 570 dedicated employees specializing in market selection, acquisitions, asset protection, leasing, and property management, as well as its innovative, cloud-based business management system known as Compass. Furthermore, Waypoint’s proprietary technology should provide a sustainable competitive advantage to SWAY with the flexibility to identify trends and capitalize on investment opportunities.

•                  Experienced and Proven Management Team: SWAY will be led by a proven and experienced management team that has been involved in the single-family rental home space since 2009, longer than many institutional competitors.

•                  Ability to Generate Attractive Total Returns: Given the size and quality of its current portfolio, and leveraging the Waypoint platform to continue to acquire strategically and operate efficiently, SWAY is positioned to generate attractive total returns by capitalizing on the attractive current yields and anticipated price appreciation for single-family homes in the U.S. Increasing home prices and rising interest rates negatively impact home affordability for consumers, making single family rentals more appealing and providing an opportunity to achieve healthy occupancy levels and rent growth over time.

•                  Proven NPL Strategy:  SWAY will benefit from a proven NPL investment strategy, providing it with an ongoing strategic competitive advantage over its industry peers and will be a key contributor to generating attractive risk-adjusted returns for stockholders. The considerable residential expertise and longstanding relationships afforded by its manager provide SWAY with a robust acquisition pipeline to facilitate continued growth. SWAY’s existing partnership with an established NPL workout specialist and asset manager will drive the most economically beneficial outcome for each loan and maximize homes acquired through settlement as the real estate market continues to improve.

SWAY intends to continue to acquire portfolios of NPLs at significant discounts to the value of the underlying homes. Upon acquisition of these NPLs, SWAY may seek to (1) convert the loans into homes that can then either be contributed to its rental portfolio or sold or (2) modify and hold or sell the loans at higher prices if circumstances warrant. We believe that homes acquired in this manner will have a lower cost basis than those acquired through other acquisition channels.

As of September 30, 2013, SWAY had a NPL portfolio of 1,549 loans with $413.4 million in unpaid principal balance and $313.6 million in market value of the underlying properties and $197.7 million in book value.  The acquisition of attractively priced NPLs will be a key additional driver of returns, book value, and shareholder value.

•                  Opportunity to Create a Leading Consumer Brand: Residential housing is the largest asset class in the U.S. with more than 130 million units representing approximately $17 trillion in value. SWAY has considerable opportunity to grow and be recognized as a leading consumer brand in the emerging single-family rental industry.

Spin-off Details:

Starwood Property Trust’s stockholders of record at the close of business on January 24, 2014, subject to the completion of the merger of Waypoint with SWAY Management, will receive one common share of SWAY for every five shares of Starwood Property Trust common stock. Notice of the spin-off has been given to holders of Starwood Property Trust’s convertible senior notes. Starwood Property Trust expects that the spin-off will be treated for tax purposes as a distribution equal to the value of the distributed SWAY shares. The transaction is expected to close during the first quarter of 2014. Additional information about the spin-off, including a link to the SEC filing, can be found by visiting the investor relations section of Starwood Property Trust’s website at www.starwoodpropertytrust.com.

Advisors

Deutsche Bank Securities Inc. is serving as financial advisor to Starwood Property Trust and Sidley Austin LLP is serving as legal advisor to both Starwood Property Trust and Starwood Capital Group.  Citigroup and Jefferies LLC are serving as financial advisors to Waypoint. Latham & Watkins LLP is serving as Waypoint’s legal advisor.

Conference Call and Investor Information

An investor presentation discussing the transaction will be available in the investor relations section of Starwood Property Trust’s website. Starwood Property Trust has scheduled a conference call for October 31, 2013 at 4:30pm Eastern Time to discuss the spin-off. A webcast will be available on the investor relations section of Starwood Property Trust’s website at www.starwoodpropertytrust.com.

To Participate In the Telephone Conference Call

Dial in at least five minutes prior to start time.

Toll-Free	1-888-811-5456
Toll/International	1-913-312-0722

Conference Call Playback:

Toll-Free	1-877-870-5176
Toll/International	1-858-384-5517

Passcode:	6225210

The playback can be accessed through November 7, 2013.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. The Company, through its 2013 acquisition of LNR Property LLC (“LNR”), now also operates as special servicer in the United States and a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. Starwood Property Trust, Inc. also invests in residential mortgage-backed securities (“RMBS”) and residential real estate owned, and may invest in non-performing loans, commercial properties subject to net leases and residential mortgage loans. The Company is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

About Starwood Capital Group

Starwood Capital Group is a private, U.S.-based investment firm with a core focus on global real estate.  Since the group’s inception in 1991, the firm has raised over $20 billion of equity capital and, through its various funds, has invested $16 billion representing over $41 billion in assets.  Starwood Capital Group currently has $26.3 billion of assets under management. Starwood Capital Group maintains offices in Greenwich, Atlanta, San Francisco, Washington, D.C., Los Angeles, Chicago and Miami, and affiliated offices in London, Luxembourg, Paris and Sao Paulo.  Starwood Capital Group has invested in nearly every class of real estate on a global basis, including office, retail, residential, senior housing, golf, hotels, resorts and industrial assets.  Starwood Capital Group and its affiliates have successfully executed an investment strategy that includes building enterprises around core real estate portfolios in both the private and public markets.  Additional information about Starwood Capital can be found at www.starwoodcapital.com.

About Waypoint Real Estate Group

Based in Oakland, California, Waypoint Real Estate Group acquires, renovates, leases, maintains and manages single family homes under the consumer facing brand Waypoint Homes (www.waypointhomes.com). Waypoint Homes is striving to build a leading, nationally recognized brand that is based on a foundation of respect for its residents and the communities in which it operates. The mission of Waypoint Homes is to reinvent the home rental experience by providing quality homes, great service and rewarding lease programs that offer valuable benefits to its residents while generating attractive returns for its investors. Since beginning operations in 2009, Waypoint Homes has acquired more than 5,000 homes in seven states.

Investor Relations — Starwood Property Trust

Phone:  203-422-7788

Email: investorrelations@stwdreit.com

Media Relations — Starwood Property Trust

Phil Denning or Jason Chudoba

ICR, Inc.

Phone: 203-682-8200

Jason.chudoba@icrinc.com, Phil.denning@icrinc.com

Media Relations — Starwood Capital Group

Tom Johnson

Abernathy MacGregor

212-371-5999